Exhibit 23.8

Yalla Group Limited

#238, Building 16, Dubai Internet City

Dubai, United Arab Emirates

September 8, 2020

Ladies and Gentlemen:

Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, I hereby consent to be named in the Registration Statement on Form F-1 (the “Registration Statement”) of Yalla Group Limited (the “Company”), and any amendments thereto, as a person about to become a director of the Company and agree that commencing at the time the Securities and Exchange Commission declares the effectiveness of the Registration Statement and the effectiveness of the registration statement on Form 8-A under Section 12(b) of the Securities Exchange Act of 1934, as amended, I will serve as a member of the board of directors of the Company.

Sincerely yours,

By:	/s/ David Cui
Name:	David Cui